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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION’S 2nd QUARTER REVENUES UP 21% WORLDWIDE; EARNINGS DOUBLE
Company reports net income of $7.7 million for the quarter; EPS of $0.21

DALLAS, TEXAS (August 8, 2008) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended June 30, 2008. Revenues for the quarter were $90.2 million, compared with $74.7 million for the same period in 2007. The Company reported net income of $7.7 million for the quarter, compared with $3.9 million for the prior year period. Second quarter diluted earnings per share were $0.21, compared with $0.11 for the same quarter last year.

For the six months ended June 30, 2008, Furmanite revenues were $163.6 million, compared with $143.2 million for the prior year period. Net income for the 2008 period was $11.4 million, compared with $5.5 million for the six months in 2007. Diluted earnings per share for the six month period in 2008 were $0.31, compared with $0.15 last year.

“Furmanite had a very strong quarter, increasing worldwide revenues by 21 percent and doubling net income. The Company continues to perform very well, and we are moving forward in our strategy to become the leader in all our worldwide markets through the comprehensive array of services we offer, the quality of our service delivery and the excellence of our management team,” said John R. Barnes, chairman and chief executive officer of Furmanite Corporation.

Michael L. Rose, president of Furmanite, added: “We actively monitor economic conditions throughout the world, and we see continuing opportunities for growth in each of our market areas. The quality of our growth and the economies of scale that we are able to achieve translate into much stronger profits. For the second quarter, our operating income was up 79 percent over the prior year; for the six months, the increase was 75 percent. We had continuing strong performance from our U.S. operations in the second quarter, increasing revenues by 25% and almost tripling our U.S. operating income when compared with the second quarter 2007.”

The Company’s revenues, operating income and net income were positively impacted by foreign currency fluctuations by approximately $3.4 million, $500,000 and $400,000, respectively, for the quarter, and $6.4 million, $800,000 and $650,000, respectively, year to date.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 70 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

	FURMANITE CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(In thousands, except per share data)
	(Unaudited)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues	$90,185	$74,723	$163,572	$143,168
Costs and expenses:
Operating costs	56,557	49,563	103,865	94,686
Depreciation and amortization	1,763	1,049	3,019	2,120
Selling, general and administrative	21,357	18,240	40,955	37,391
Total costs and
expenses	79,677	68,852	147,839	134,197

Operating income	10,508	5,871	15,733	8,971
Interest and other income, net	(209)	200	(31)	376
Interest expense	(396)	(935)	(1,027)	(1,787)

Income before income taxes	9,903	5,136	14,675	7,560
Income tax expense	(2,244)	(1,284)	(3,306)	(2,102)

Net income	$7,659	$3,852	$11,369	$5,458

Earnings per common share — Basic	$0.21	$0.11	$0.31	$0.15

Earnings per common share — Diluted	$0.21	$0.11	$0.31	$0.15